Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports an 8.7% Consolidated Comparable Store Sales Increase and Tenth Consecutive Quarter of Operating Improvement with Second Quarter Fiscal 2015 Results

  Second quarter consolidated comparable store sales increase 8.7%
  Retail gross margin expands 450 basis points to 43.5% from 39.0% in the 2014 second quarter
  First six months net income rises by $5.5 million to $6.2 million

ST. LOUIS--(BUSINESS WIRE)--August 6, 2015--Build-A-Bear Workshop, Inc. (NYSE:BBW) today reported results for the 2015 second quarter and twenty-six weeks ended July 4, 2015.

Second Quarter Fiscal 2015 Highlights (13 weeks ended July 4, 2015, compared to the 13 weeks ended June 28, 2014):

  Consolidated net retail sales increased to $80.3 million compared to $75.4 million in the 2014 second quarter driven by improved comparable stores sales, partially offset by a $1.6 million negative impact of foreign exchange;
  Consolidated comparable store sales increased 8.7% and included a 6.5% increase in North America and an 18.2% increase in Europe. Second quarter 2015 comparable store sales are compared to the thirteen-week period ended July 5, 2014;
  Retail gross margin expanded 450 basis points to 43.5% from 39.0% in the 2014 second quarter;
  Pre-tax loss was $438,000, a $3.5 million improvement from the 2014 second quarter; and
  Net loss was $628,000, or $0.04 per share, a $3.7 million improvement from a net loss of $4.3 million, or $0.25 per share in the 2014 second quarter.

Sharon Price John, Build-A-Bear Workshop’s Chief Executive Officer commented, “The disciplined management of our business combined with the successful execution of our stated strategy drove strong sales growth and improved profitability for the second quarter, marking our tenth consecutive quarter of enhanced operating performance. We delivered positive comparable store sales across geographies, increased retail gross margin and achieved $6.6 million in pre-tax profit at the halfway point of the year, the highest level since 2007, giving us solid momentum going into the back half. We also opened the first store in our new design as well as our first store in a true outlet concept as we continue to update and evolve our real estate portfolio.

“We remain focused on our goal of sustained profitable growth with the ongoing execution of our initiatives to make continuous improvement throughout the business while establishing the foundation for strategic expansion,” concluded Ms. John.

Additional Second Quarter Fiscal 2015 Highlights (13 weeks ended July 4, 2015, compared to the 13 weeks ended June 28, 2014):

  Total revenues increased to $81.0 million compared to $76.2 million in the 2014 second quarter, driven by improved comparable stores sales, partially offset by a $1.6 million negative impact of foreign exchange;
  Consolidated e-commerce sales rose 11.4% excluding the impact of foreign exchange;
  Selling, general and administrative expense (“SG&A”) totaled $35.9 million, or 44.4% of total revenues compared to $34.0 million, or 44.6% of total revenues in the 2014 second quarter; and
  Adjusted net loss was $0.9 million or $0.05 per share, an improvement from an adjusted net loss of $4.1 million, or $0.24 per share in the 2014 second quarter. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss).)

First Six Months Fiscal 2015 Highlights (26 weeks ended July 4, 2015, compared to the 26 weeks ended June 28, 2014):

  Total revenues were $174.4 million compared to $174.2 million in the first six months of 2014;
  Consolidated net retail sales were $171.9 million, compared to $172.2 million in the first six months of 2014, as improved comparable stores sales were offset by the negative impact of the one-week calendar shift due to the 53rd week in fiscal 2014 and a $3.5 million dollar negative foreign exchange impact. Excluding the impact of foreign exchange, net retail sales increased 1.9% compared to the first six months of 2014;
  Consolidated comparable store sales increased 5.0% and included a 2.7% increase in North America and a 15.7% increase in Europe. Comparable store sales for the first six months of 2015 are compared to the twenty-six week period ended July 5, 2014;
  Consolidated e-commerce sales rose 9.9% excluding the impact of foreign exchange;
  Retail gross margin expanded 360 basis points to 45.2% from 41.6% in the first six months of 2014;
  SG&A was $73.2 million, or 42.0% of total revenues compared to $71.8 million, or 41.2% of total revenues in the first six months of 2014;
  Pre-tax income was $6.6 million, an improvement from $1.3 million in the first six months of 2014;
  Net income was $6.2 million or $0.35 per diluted share, an improvement from $722,000, or $0.04 per diluted share in the first six months of 2014; and
  Adjusted net income was $7.1 million or $0.41 per diluted share, an improvement from $1.0 million, or $0.06 per diluted share in the first six months of 2014. (See Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss).)

Store Activity

During the quarter, the Company closed four stores and opened two to end the period with 315 company-owned stores, including 255 in North America and 60 in Europe. The Company’s international franchisees ended the 2015 second quarter with 67 stores in 12 countries.

Balance Sheet

The Company ended the 2015 second quarter with cash and cash equivalents totaling $41.8 million and no borrowings under its revolving credit facility. Total inventory at quarter end was $50.4 million. Inventory per square foot increased 17.5% versus a 6.7% decrease at the end of the second quarter of the prior year.

In 2015, the Company continues to expect capital expenditures to be between $20 million and $25 million to support the refresh and opening of stores, as well as investment in infrastructure. Depreciation and amortization is expected to be between $16 million and $18 million.

Share Repurchase Activity

During the second quarter the Company repurchased approximately 373,000 shares of its common stock for an aggregate amount of $6.2 million, leaving approximately $800,000 available under the $10 million share repurchase program that was adopted by the Company’s Board of Directors in February 2015.

On July 7, 2015, the Board adopted a new repurchase program, which authorizes the Company to repurchase an incremental $10 million of its common stock.

2015 Key Strategic Objectives:

To increase shareholder value, the Company expects to continue to execute its “MORE x 4” strategic plan which includes continuous improvement and strategic expansion initiatives in four areas with the progress outlined below:

Expanding into More Places

The Company intends to continue to improve its real estate model by strategically evolving its store portfolio to align with market trends while selectively opening new locations and systematically refreshing its store base. To this end, the Company opened the first store in its new design in Salt Lake City, Utah which was developed to increase productivity, optimize space and update the brand look. In addition, the Company recently opened its first store in an outlet format in Rehoboth Beach, Delaware and plans to add an additional six outlet stores in North America and Europe in the back half of the year. The Company also advanced its strategy to add non-traditional stores with its ongoing partnership with Macy’s and expects to add at least six shop-in-shops for the holiday season.

The Company expects to strategically expand its international presence by leveraging the improving strength in its company-owned stores to restructure and extend its international footprint. Select international franchisees have started to apply the Company’s successful real estate approach including opening pop up stores and adding shop-in-shops with key partners and are expected to open between ten and fifteen non-traditional stores in fiscal 2015.

Targeting More People

The Company intends to have continuous growth in its business with the core three to twelve year-old consumer segment which represents a majority of current revenue. The Company will focus on initiatives that drive trial and increase repeat visits with an evolved segmentation, product development and marketing strategy. The Company successfully reached its older girl segment with the launch of its new proprietary Promise Pets collection, expanded its offering to boys with additional products from Marvel’s Avengers and introduced a line of Minions in conjunction with Universal Studio’s film release which appealed across all consumer segments.

The Company expects to strategically grow sales to consumers over twelve years-old with a focus on key categories including gift-giving, affinity and collectibles. This consumer segment currently represents over 20% of sales and has a tendency to over-index on less price-sensitive “gift-able” and on-line purchases. Therefore, the Company intends to leverage its e-commerce business to efficiently target these consumers. In the quarter, in advance of the introduction of the Company’s Star Wars collection, it offered on-line exclusive pre-sale of select products targeting the over-twelve affinity segment.

Developing More Products

The Company intends to make continuous improvements to its products by developing high impact product stories coupled with integrated marketing programs that tend to garner higher price points, drive add-on purchases and create “play beyond the plush”. In conjunction with the successful launch of its proprietary Promise Pets collection, the Company introduced a mobile app that allows the child to virtually bring their furry friend to life and enhances overall brand engagement. Since its launch, users have engaged in over 350,000 play sessions.

The Company also plans to strategically expand its presence and create new revenue and profit streams by launching an out-bound licensing program to leverage its strong brand equity. Out-bound licensing will enable the Company to extend its brand reach with new offerings in relevant categories and will provide consumers with “products beyond the plush”. To this end, the Company has completed agreements in several categories including confections, snack food, e-cards and premium children’s apparel.

Driving More Profitability

The Company intends to make continuing improvements in its value engineering initiatives to further enhance product margins while implementing new systems that should facilitate sales growth, increase efficiency and improve long term profitability. Through these efforts, the Company delivered pre-tax income of $6.6 million for the first six months of fiscal 2015, an increase of $5.3 million over the prior year, driven by a 360 basis point improvement in retail gross margin and an increase in consolidated comparable store sales of 5.0% for the first half of the year.

The Company expects to strategically expand its profitability by prioritizing incremental growth initiatives, like those discussed above, that leverage existing infrastructure, are primarily royalty-based, and/or allow for discrete pricing and are therefore comparatively margin-accretive.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately 12 p.m. ET on August 6, 2015, until 12 a.m. ET on August 6, 2016. The telephone replay is available by calling (858) 384-5517. The access code is 13614494.

About Build-A-Bear Workshop, Inc.:

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom, Ireland and Denmark, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The Company was named to the FORTUNE 100 Best Companies to Work For list for the seventh year in a row in 2015. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $392.4 million in fiscal 2014. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its Web site at buildabear.com.

Forward-Looking Statements:

This press release contains forward looking statements that involve risks and uncertainties and the Company’s actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in the Company’s annual report on Form 10-K for the year ended January 3, 2015, as filed with the SEC, and the following:

  general global economic conditions may deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending;
  customer traffic may decrease in the shopping malls where we are located, on which we depend to attract guests to our stores;
  we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion;
  our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic;
  we may improperly obtain or be unable to adequately protect customer information in violation of privacy or security laws or customer expectations;
  we may be unable to generate comparable store sales growth;
  we may be unable to effectively operate or manage the overall portfolio of our company-owned stores;
  we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases;
  we may not be able to operate our international company-owned profitably;
  the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation;
  our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers;
  we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team;
  we are susceptible to disruption in our inventory flow due to our reliance on a few vendors;
  we may be unable to effectively manage our international franchises or laws relating to those franchises may change;
  we may fail to renew, register or otherwise protect our trademarks or other intellectual property;
  we are subject to risks associated with technology and digital operations;
  we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise;
  we may be unable to operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly;
  high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability;
  our plans to leverage the Build-A-Bear brand to drive strategic expansion may not be successful;
  our market share could be adversely affected by a significant, or increased, number of competitors;
  we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations;
  poor global economic conditions could have a material adverse effect on our liquidity and capital resources;
  fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; and
  we may be unable to repurchase shares of our common stock at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	July 4,	% of Total	June 28,	% of Total
	2015	Revenues (1)	2014	Revenues (1)
Revenues:
Net retail sales	$80,279	99.1	$75,351	98.8
Franchise fees	548	0.7	487	0.6
Commercial revenue	187	0.2	410	0.5
Total revenues	81,014	100.0	76,248	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	45,378	56.5	45,938	61.0
Cost of merchandise sold - commercial (1)	183	97.9	161	39.3
Selling, general and administrative	35,933	44.4	34,044	44.6
Interest (income) expense, net	(42)	(0.1)	64	0.1
Total costs and expenses	81,452	100.5	80,207	105.2
Loss before income taxes	(438)	(0.5)	(3,959)	(5.2)
Income tax expense	190	0.2	343	0.4
Net loss	$(628)	(0.8)	$(4,302)	(5.6)

Loss per common share:
Basic	$(0.04)		$(0.25)
Diluted	$(0.04)		$(0.25)
Shares used in computing common per share amounts:
Basic	16,861,458		17,024,598
Diluted	16,861,458		17,024,598

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	July 4,	% of Total	June 28,	% of Total
	2015	Revenues (1)	2014	Revenues (1)
Revenues:
Net retail sales	$171,943	98.6	$172,191	98.9
Franchise fees	1,099	0.6	1,156	0.7
Commercial revenue	1,364	0.8	842	0.5
Total revenues	174,406	100.0	174,189	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	94,170	54.8	100,638	58.4
Cost of merchandise sold - commercial (1)	542	39.7	359	42.6
Selling, general and administrative	73,173	42.0	71,844	41.2
Interest (income) expense, net	(93)	(0.1)	2	0.0
Total costs and expenses	167,792	96.2	172,843	99.2
Income before income taxes	6,614	3.8	1,346	0.8
Income tax expense	420	0.2	624	0.4
Net income	$6,194	3.6	$722	0.4

Income per common share:
Basic	$0.36		$0.04
Diluted	$0.35		$0.04
Shares used in computing common per share amounts:
Basic	16,917,272		16,863,160
Diluted	17,162,024		17,097,263

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail and cost of merchandise sold - commercial that are expressed as a percentage of net retail sales and commercial revenue, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	July 4,	January 3,	June 28,
	2015	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$41,813	$65,389	$41,762
Inventories	50,359	51,939	43,463
Receivables	7,693	11,461	9,307
Prepaid expenses and other current assets	14,173	15,611	10,394
Deferred tax assets	1,706	1,378	1,193
Total current assets	115,744	145,778	106,119

Property and equipment, net	58,439	62,766	63,185
Other intangible assets, net	382	304	397
Other assets, net	3,019	3,206	3,630
Total Assets	$177,584	$212,054	$173,331

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$23,140	$38,107	$25,447
Accrued expenses	13,269	24,058	11,961
Gift cards and customer deposits	29,746	34,268	27,547
Deferred revenue	2,596	2,654	4,243
Deferred tax liability	-	-	856
Total current liabilities	68,751	99,087	70,054

Deferred franchise revenue	836	945	1,064
Deferred rent	11,700	13,353	14,073
Other liabilities	1,113	1,044	602

Stockholders' equity:
Common stock, par value $0.01 per share	170	174	176
Additional paid-in capital	60,536	69,362	70,730
Accumulated other comprehensive loss	(8,503)	(8,698)	(6,515)
Retained earnings	42,981	36,787	23,147
Total stockholders' equity	95,184	97,625	87,538
Total Liabilities and Stockholders' Equity	$177,584	$212,054	$173,331

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 4,	June 28,	July 4,	June 28,
	2015	2014	2015	2014

Other financial data:
Retail gross margin ($) (1)	$34,901	$29,413	$77,773	$71,553
Retail gross margin (%) (1)	43.5%	39.0%	45.2%	41.6%
E-commerce sales	$2,412	$2,233	$5,660	$5,304
Capital expenditures, net (2)	$3,202	$2,066	$6,080	$3,171
Depreciation and amortization	$4,015	$4,469	$8,233	$8,977

Store data (3):
Number of company-owned retail locations at end of period
North America			255	254
Europe			60	59
Total company-owned retail locations			315	313

Number of franchised stores at end of period			67	75

Company-owned store square footage at end of period (4)
North America			693,384	708,545
Europe			86,188	84,789
Total square footage			779,572	793,334

Comparable store sales change (5)
North America	6.5%	(4.0)%	2.7%	(2.8)%
Europe	18.2%	(8.1)%	15.7%	(5.5)%
Consolidated	8.7%	(4.9)%	5.0%	(3.4)%

(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstores. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland and, beginning in 2015, Denmark.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and exclude the impact of foreign exchange. Stores are considered comparable beginning in their thirteenth full month of operation. Comparable store sales percentage changes for 2015 are based on net retail sales as compared to the thirteen and twenty-six-week periods ended July 5, 2014.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income (loss) and income (loss) per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 4,	June 28,	July 4,	June 28,
	2015	2014	2015	2014
Net income (loss)	$(628)	$(4,302)	$6,194	$722

Foreign exchange (gains) losses (1)	(509)	35	551	(164)
Management transition costs(2)	224	213	378	454

Adjusted net income (loss)	$(913)	$(4,054)	$7,123	$1,012

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 4,	June 28,	July 4,	June 28,
	2015	2014	2015	2014
Net income (loss) per share	$(0.04)	$(0.25)	$0.35	$0.04

Foreign exchange (gains) losses (1)	(0.02)	0.00	0.03	(0.01)
Management transition costs(2)	0.01	0.01	0.03	0.03

Adjusted net income (loss) per share	$(0.05)	$(0.24)	$0.41	$0.06

(1)	Represents the impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency. Amounts are presented net of applicable income tax.
(2)	Represents transition costs related to changes in executive management. Costs include severance, along with benefits and related taxes, relocation, executive search fees, signing bonus and professional fees. Amounts are presented net of applicable income tax.

CONTACT:
Investors:
Build-A-Bear Workshop
Voin Todorovic, 314-423-8000 x5221